Exhibit 10.H4

SEVERANCE AGREEMENT (NO CHANGE IN CONTROL)

THIS SEVERANCE AGREEMENT (“Agreement”), dated the 22nd day of April, 2015, is by and between David Barry (“Mr. Barry”) and Viad Corp, a Delaware corporation (“Viad” or the “Company”).  Viad and Mr. Barry agree as follows:

1.The purpose of this Agreement is to set forth the terms and conditions that govern the event of the termination of Mr. Barry’s employment with Viad.  This Agreement is not intended to change the at-will nature of Mr. Barry’s employment with Viad, and Mr. Barry hereby expressly agrees and acknowledges that he is an at-will employee and that Mr. Barry’s employment may be terminated by either Mr. Barry or Viad at any time and for any reason with or without cause or notice by either Mr. Barry or Viad.  This Agreement does not alter the terms and conditions regarding Mr. Barry’s employment with Viad, except as set forth herein.  In addition, Mr. Barry agrees and acknowledges that the terms and conditions set forth herein do not take effect unless and until Mr. Barry actually begins employment with the Company (i.e., Mr. Barry’s first day of employment with Viad) and all other terms and conditions described below are also satisfied.

2. In the event of the termination of Mr. Barry’s employment by Viad for any reason other than for Cause (as defined below) or in the event of Mr. Barry’s resignation of employment with Viad for Good Reason (as defined below), Viad shall make one lump sum payment to Mr. Barry in an amount equal to one (1) times of his then base annual salary (excluding bonuses, fringe benefits, and other compensation) as of the Termination Date, minus any income taxes or other amounts required by law to be withheld therefrom.  Such lump sum payment shall be made within sixty (60) days after the date on which Mr. Barry’s employment terminates on the Company’s first regular payday following the date on which this Agreement becomes effective in accordance with Paragraph 5, provided, however, that if such sixty (60) day time period begins in one calendar year and ends in a second calendar year, payment of such lump sum shall always be made in the second calendar year.  Subject to the conditions of this Paragraph 2, Mr. Barry will also be entitled to a pro-rata annual cash incentive award under the Company’s then-current Management Incentive Plan (“MIP”) applicable to the Travel & Recreation Group of Viad, if earned, pursuant to the terms and conditions of MIP, for the calendar year in which he was last employed.

3.The term “Cause,” as used herein, means: (i) Mr. Barry’s willful and continued failure to perform the required duties of his position; (ii) Mr. Barry’s breach of his fiduciary duty to Viad, and/or any of its related or subsidiary companies; (iii) Mr. Barry’s material breach of the Viad Corp Code of Ethics, Always Honest policy, or other code of conduct in effect from time to time, provided that any fraudulent or dishonest act shall be considered material regardless of size; (iv) Mr. Barry’s willful or gross misconduct; and/or (v) Mr. Barry’s conviction or guilty plea to a felony or to a misdemeanor involving an act or acts of fraud, theft or embezzlement.

4.The term “Good Reason,” as used herein, is defined to include: (i) a material reduction in Mr. Barry’s authority, duties, or responsibilities (such as, for example, a change in reporting structure to someone other than the Chief Executive Officer of Viad Corp, or reduction in scope of employment function) or the assignment to Mr. Barry of ongoing duties and responsibilities materially inconsistent with Mr. Barry’s position; (ii) a material reduction in Mr. Barry’s base salary, unless pursuant to the direction by the Viad Board of Directors or such reduction is made in concert with and in an amount not greater than the percentage adjustment mandated as an “across the board” reduction in base salary for all Viad officers; and (iii) a successor to Viad fails to assume Viad’s obligations under this Agreement.

5.This Agreement shall not become effective and Viad shall not be obligated to make the payments provided for in Paragraph 2 of this agreement unless upon the termination of his employment Mr. Barry executes and does not revoke a complete release of all claims, waiver of rights and covenant not to sue (“Release”) in form and substance satisfactory to Viad in its reasonable discretion and within the then applicable legally required time period for valid waivers of employment-related claims.

6.In the event that Mr. Barry’s employment terminates in connection with a "Change of Control" as defined in the Viad Corp Executive Severance Plan (Tier I), Mr. Barry’s rights to severance payments and benefits, if any, shall be exclusively as established in the Viad Corp Executive Severance Plan (Tier I).  Those payments and benefits shall be provided in lieu of the payments and benefits set forth in this Agreement.

7.Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law.  If any provision of this Agreement shall be prohibited by or is found to be invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.  It is the express intent of the parties that in that event, this Agreement shall be revised and enforced to the maximum extent permitted under applicable law.  The terms of this Agreement, including this provision, may be modified only by a subsequently executed agreement that both: (a) explicitly identifies this Agreement and the date of its execution; and (b)(i) identifies the particular provisions being modified or (ii) in the event this Agreement is to be superseded in its entirety, explicitly so provides. This provision does not, however, affect in any way Mr. Barry’s rights in the event of a “Change in Control” as defined in the Viad Corp Executive Severance Plan (Tier I).  This Agreement embodies the entire agreement of the parties hereto regarding the subject matter set forth herein, and it supersedes any and all other agreements, understandings, negotiations, or discussions, either oral or in writing, express or implied, between the parties to this Agreement

8.This Agreement is intended to satisfy, or otherwise be exempt from, the requirements of Section 409A of the Internal Revenue Code (“Section 409A”).  To the extent that any term of this Agreement fails to satisfy those requirements or fails to be exempt from Section 409A, such term shall be modified in a manner that brings the Agreement into compliance with Section 409A while preserving as closely as possible the original intent of the Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

By:/s/ David Barry

David Barry

Viad Corp

By:/s/ Steven W. Moster

Steven W. Moster

President and Chief Executive Officer